Exhibit 10.1

HOSTING SERVICES AGREEMENT

This HOSTING SERVICES AGREEMENT (this “Agreement”), effective as June 9, 2025 (the “Effective Date”), is entered into by and between Sentinum, inc. a corporation organized under the laws of the State of Delaware (“Customer”), and MONTANA OP LLC, a limited liability company organized under the laws of the State of Delaware (“Service Provider”; Customer and Service Provider each a “Party” and, collectively, the “Parties”).

WHEREAS, Service Provider owns and operates a cryptocurrency mining facility in Hardin, Montana (the “Facility”);

WHEREAS, Customer owns certain equipment to mine for cryptocurrency as listed on Exhibit A hereto (the “Mining Equipment”; and each individual unit thereof, a “Mining Unit”); and

WHEREAS, the Parties desire (a) for Customer to deliver the Mining Equipment to Service Provider’s Facility to generate computational power there, and (b) for Service Provider to (i) host the Mining Equipment inside the Facility and provide access to electrical power and connection to the Mining Equipment, and (ii) operate and manage the Mining Equipment in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.             MINING EQUIPMENT.

Customer is solely responsible for delivering all Mining Units in good working order and the equipment necessary to operate such Mining Units to utilize up to 20 MW of energy capacity, including hash boards, controller boards, case assembly, fans, and power units to Service Provider’s Facility. Customer shall deliver, or cause to be delivered, the Mining Equipment to Service Provider’s Facility within thirty (30) days of the Effective Date at its own cost and expense.

2.             HOSTING SERVICES.

2.1       Hosting Services. Service Provider will provide rack space, access to electrical power, ambient air cooling, internet connectivity and physical security (“Services”) for Customer’s Mining Equipment at its Facility.

2.2       Transfer of Mining Equipment. Customer shall provide prompt written notice to Service Provider if it transfers legal title to any Mining Unit to any entity, firm, or corporation that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Customer (the “Customer Affiliates”) and shall not transfer title to any third party without first receiving from Service Provider prior written consent to the intended transfer (such consent not to be unreasonably withheld, conditioned or delayed). In the event of any such transfer, Customer shall remain obligated to pay Service Provider the Monthly Service Fees for the transferred Mining Unit for the remainder of the Term. Notwithstanding the foregoing, Service Provider acknowledges that while the Loan Documents (as defined herein) remain in effect, Customer shall be entitled to transfer title of the Mining Units to the collateral agent acting on behalf of the Secured Parties thereunder upon written notice to Service Provider. Except for the foregoing permitted transfers or as mutually agreed in writing by the Parties, Customer shall not remove or transfer Mining Equipment from the Facility, and in the event of any unauthorized transfer, Customer shall forfeit any right or claim to its portion of the Curtailment Split, as hereinafter defined.

2.3       Service Level. Service Provider shall use reasonable efforts to provide the following Services to Customer:

2.3.1       Service Provider will use reasonable efforts to maintain A/C power to the outbound port on Customer’s serving power distribution unit (PDU) and internet access at 100mbps shall be available ninety percent (90%) of the time in a calendar year, subject in all cases to (A) the Curtailment Events (defined below) pursuant to Section 2.5, (B) Energy Curtailment pursuant to Section 2.6 and (C) downtime for actual preventative maintenance of the Facility, in any event not to exceed six (6) weeks of downtime a year;

2.3.2       Network Infrastructure Management

i) Maintain the network switches, connectivity, and all IP equipment to ensure miner connectivity;

ii) Maintain all Customer boards, PSUs, power cords and ethernet cords to be in good working order; and

iii) Identify the miner username and its correct IP range of network switches as well any gateway and subnet mask.

2.3.3       Monitoring of hash board status and user adherence to user specifications.

2.3.4       Physical miner maintenance and interface with Facility.

2.3.5       Coordination of all shipping and delivery.

2.4       Malfunctioning Mining Unit. Any Mining Unit that cannot be returned to full service remotely will be rebooted, and if necessary, removed from its shelf for repair within 5 business days from its first reported downtime. Service Provider may repair miner at Facility or ship any Mining Unit to an external maintenance facility at Customer’s sole cost and expense based on agreed upon rates per Exhibit B (as such Exhibit may be adjusted from time to time to account for reasonable increases to the cost of certain supplies where MOP supplies materials); provided Customer provides all necessary information to do so.

2.5       Curtailment of Power. Subject to the terms of this Agreement, Service Provider shall be entitled, at its sole discretion and without any liability to Customer, to curtail the power at its Facility in response to calls issued under grid relief or similar programs that Service Provider participates in (“Curtailment Events”).

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2.6        Energy Curtailment. Service Provider will have the option to curtail the electrical load to the Facility for economic reasons. Customer and Service Provider shall split the net profit from energy sales generated as a result of such Energy Curtailment in excess of OPEX (as hereinafter defined), with fifty percent (50%) of such net profit going to each Party (the “Curtailment Split”), which Curtailment Split shall be credited against amounts due to Service Provider under this Agreement.

3.            TERM AND TERMINATION; MINING EQUIPMENT REMOVAL.

3.1       Term. Subject to the provisions of this Article 3, this Agreement shall begin on the Effective Date and shall continue in effect until the date one (1) year from the Effective Date, subject to renewal pursuant to Section 3.2 below (the “Term”).

3.2       Automatic Renewal. The Term of this Agreement will be automatically extended under the same terms and conditions set forth in this Agreement for successive additional periods of one (1) year each, unless, at least ninety (90) days prior to the end of the then current Term’s expiration, either Party notifies the other Party in writing that it elects to terminate this Agreement.

3.3       Termination for Default by Customer. Service Provider may terminate this Agreement for cause upon written notice to Customer if (i) an Event of Default occurs under the Loan Documents and the collateral agent acting on behalf of the Secured Parties enforces any rights thereunder or (ii) Customer: (a) fails to make any payment(s) due pursuant to this Agreement; (b) violates, or fails to perform or fulfill any material covenant or provision of this Agreement, and any such failure is not cured within ten (10) days after written notice thereof from Service Provider; (c) enters into bankruptcy, dissolution, financial failure or insolvency (“Bankruptcy Event”), and such Bankruptcy Event has not been thoroughly dismissed within sixty (60) days; or (d) enters into an assignment, sale or merger with a third party with respect to all or substantially all of Customer’s business, unless approved in writing in advance by Service Provider (each event in clauses (i) and (ii), a “Customer Default”).

3.4       Termination for Default by Service Provider. Customer may terminate this Agreement upon written notice to Service Provider if Service Provider: (a) violates, or fails to perform or fulfill any material covenant or provision of this Agreement, and any such failure is not cured within thirty (30) days after written notice thereof from Customer; provided, that if such failure or breach cannot be cured within thirty (30) days, such cure period may be extended to sixty (60) days with Customer’s consent (such consent not to be unreasonably withheld, conditioned or delayed so long as Service Provider is endeavoring to cure the default); (b) enters into a Bankruptcy Event, and such Bankruptcy Event has not been thoroughly dismissed within sixty (60) days; or (c) enters into an assignment, sale or merger with an unrelated third party with respect to all or substantially all of Service Provider’s business, unless approved in writing in advance by Customer.

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3.5       Mining Equipment Removal. Upon termination of this Agreement and following Customer’s written request, provided Customer has paid all undisputed amounts then due and owing under this Agreement, Service Provider shall decommission and make the Mining Equipment available to Customer for pickup at, or shipment from, the Facility within thirty (30) calendar days after Customer’s written request. Service Provider shall work to uninstall and prepare for pickup all Mining Equipment of Customer at the Facility based on a mutually agreeable deinstallation schedule. Customer shall arrange for pickup within thirty (30) days of Service Provider notifying Customer that the Mining Equipment is or will be ready for pickup (the “Pickup Notice”). Customer shall be solely responsible for all deinstallation, packaging, pickup, delivery, and transportation costs associated with removing its Mining Equipment. If Customer does not pick up its Mining Equipment within 30 days following the Pickup Notice (“Pickup Deadline”), Service Provider may charge Customer for storage of such Mining Equipment starting on the date of the expiration of the Pickup Deadline. If Customer does not remove the Mining Equipment within thirty (30) days of the Pickup Deadline, the Mining Equipment will be considered abandoned and be title of ownership will be transferred to Service Provider.

4.             FEES, PAYMENT and REVENUE SHARING

In exchange for providing the Services hereunder, Customer shall pay the following fees:

4.1        Prepayment of Expenses. Customer agrees to pay all monthly operational and energy expenses, as defined below, in advance.

4.2      Initial Setup Fee. Customer shall pay to Service Provider a one-time, non-refundable fee for the setup, installation and configuration of the Mining Equipment in the amount of $10 per miner (the “Initial Setup Fee”), which shall be paid from the Customer’s applicable Bitcoin (“BTC”) rewards and BTC transaction fee awards that would otherwise be deposited in the Customer Wallet in accordance with Section 4.6. The Initial Setup Fee shall be due on the Effective Date and payable as the applicable BTC rewards and BTC transaction fee awards are earned but no later than one hundred twenty (120) days following execution of this Agreement.

4.3       Initial Deposit. Customer shall pay Eight Hundred Thousand Dollars ($800,000.00) United States Dollars (“USD”) to Service Provider as a deposit (“Initial Deposit”) against anticipated operational and energy costs as well as costs incurred by Service Provider to restore the Facility to its original condition following removal of Mining Equipment, and any preparation, packaging and/or removal of Mining Equipment required upon termination of this Agreement, which shall be at the rate of $10.00 per miner. Service Provider shall also be entitled to set-off any unpaid amounts due and payable hereunder at the end of the Term against the Initial Deposit; provided, however that such right of set off shall not relieve Customer of any obligation to make a payment hereunder. The unused balance of the Initial Deposit will be returned upon termination of this Agreement by sixty (60) days from the date the Mining Equipment is removed or deemed abandoned in accordance with Section 3.5. The Initial Deposit shall be paid from the Customer’s applicable BTC rewards and BTC transaction fee awards that would otherwise be deposited in the Customer Wallet in accordance with Section 4.6. The Initial Deposit shall be due on the Effective Date and payable as the applicable BTC rewards and BTC transaction fee awards are earned but no later than one hundred twenty (120) days following the Effective Date.

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4.4       Direct Costs and Variable Expenses. Customer shall pay on a monthly basis, one hundred percent (100%) of the reasonable direct costs and variable expenses that Service Provider has incurred in connection with its management of the Miners and operation of the Facility as further defined on Schedule A attached hereto (“OPEX”). Notwithstanding the foregoing, in no event shall the total combined monthly OPEX cost (inclusive of direct and variable expenses) to Customer for each of the Mining Expenses and Energy Sales Expenses exceed the lower of (i) the strike price of the Miner in eco mode, as calculated pursuant to an excel spreadsheet in the form of Schedule B (with applicable inputs updated daily with BTC fundamentals) or (ii) $100.00 per MWh.

4.5        Administration of BTC Rewards and Transaction Fee Awards. Customer desires to contribute the mining hashrate generated at the Facility to a global mining pool. Service Provider will select and contract with a mining pool operator (the “Mining Pool Provider”) for the hashrate subject to the terms and conditions of the mining pool operated by the Mining Pool Provider. In order to comply with internal Customer Due Diligence protocol, Service Provider will utilize a mining pool operator that is either Foundry or Luxor. Service Provider’s right to receive payment of BTC rewards and BTC transaction fee awards directly from the Mining Pool Provider is an essential term of this Agreement.

4.6       Hashrate Split Transfers and Cryptocurrency Wallets. Until such time as the Initial Setup Fee and Initial Deposit are paid in full, Service Provider will instruct the Mining Pool Provider to direct 100% of all applicable BTC rewards and BTC transaction fee awards to the Service Provider Wallet and the OPEX Wallet for payment of OPEX and such amounts. Thereafter, (i) at any time that a Customer Default under Section 3.3(ii)(a) has occurred and is ongoing (or Section 3.3(ii)(b) that relates to the payment of funds from Customer to the Service Provider, Service Provider will instruct the Mining Pool Provider to direct the Customer’s applicable BTC rewards and BTC transaction fee awards as set forth below to the Service Provider until such time as the Customer Default is cured and (ii) at all other times, Service Provider will instruct the Mining Pool Provider to direct the applicable BTC rewards and BTC transaction fee awards in accordance with the Hashrate Split percentages, which is 70% to Customer and 30% to Service Provider, to the following wallets:

4.6.1     Customer Wallet – 28%.

4.6.2     OPEX Wallet - 60%. All BTC deposits will be liquidated on a daily basis into USD.

4.6.3      Service Provider Wallet – 12%.

4.7        Wallet Security. Customer is responsible for maintaining the confidentiality and integrity of its Wallet including access information. Customer must notify Service Provider immediately if Customer’s Wallet address has changed or if there is any other change, loss, fraud or suspicion about Customer’s Wallet. Service Provider will not be held liable for any lost Wallet information or hacked Wallet, nor any loss arising thereof as a result including theft or fraud, not resulting from or caused by Service Provider’s breach, negligence or misconduct.

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4.8       Monthly True-Up. No later than twenty (20) days after the end of each calendar month, Service Provider shall provide Customer with the final invoice for the immediately preceding month reflecting (i) the OPEX for that month; and (ii) the amount of USD collected in the OPEX wallet after the daily liquidation of the mined BTC (the “Final Monthly Invoice”). If the amount of the Final Monthly Invoice is greater than the amount of cash USD liquidated into the OPEX Wallet during the preceding month and Customer’s share of the Energy Curtailment revenue, Customer shall pay 70% of such excess amount in USD to Service Provider within five (5) days of receipt of the Final Monthly Invoice. If the amount of the Final Monthly Invoice is less than the amount of USD in the OPEX Wallet for the preceding month, Service Provider shall either, as directed by the Customer, apply such difference as a credit towards OPEX for the following month or refund such amounts to Customer in accordance with the Hashrate Split and the Curtailment Split.

4.9        Overdue Amounts; Disputes. Overdue payments will incur interest at 5% plus prime. Customer shall have the right to dispute all or a portion of any Final Monthly Invoice following the receipt of such invoice in accordance with the Dispute resolution process set forth in Section 15.6 below.

4.10        Taxes.

4.10.1      Customer’s Tax Responsibilities. All amounts billed to Customer under this Agreement are exclusive of any applicable taxes, duties and fees Customer is solely responsible for, including federal, state and local taxes on manufacture, sales, gross income, receipts, occupation, personal property and use of Customer’s Mining Equipment.

4.01.2      Service Provider’s Tax Responsibilities. Service Provider is responsible for any taxes imposed on or with respect to Service Provider’s income, revenues, gross receipts, personnel, or real property arising out of this Agreement.

4.11        Payment Method. All payments due and owing under this Agreement shall be made through automated clearing house (“ACH”) transfers by Service Provider from an account established by Customer at a United States bank (the “Payment Account”). For as long as this Agreement remains effective, Customer shall be responsible for all costs, expenses or other fees and charges incurred by Service Provider as a result of any failed or returned ACH transfers, whether resulting from insufficient sums being available in the Payment Account or otherwise. Any other payment method must be pre-authorized by Service Provider and will be subject to a fee. For the avoidance of doubt, no failure of Customer to pay the Initial Setup Fee and Initial Deposit in full with BTC rewards and transaction fees awards during the Term shall relieve Customer from such obligation.

5.             RISK

5.1         Price Fluctuations. Customer understands that Service Provider is not liable for price fluctuations in BTC.

5.2        No Liability for BTC Security, Forks or Software. By entering into this Agreement Customer acknowledges and agrees that: (a) Service Provider is not responsible for the operation of any BTC underlying protocols, and Service Provider makes no guarantee of their functionality, security, or availability; (b) BTC underlying protocols are subject to sudden changes in operating rules (a/k/a “forks”), and such forks may materially affect the value and function of the BTC; and (c) Service Provider does not own or control the underlying software protocols which govern the operation of any BTC.

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5.3         BTC Volatility. Customer understands that Mining is an everchanging and volatile endeavor and that there is no guarantee that the Services will generate any set amount of BTC.

5.4         No Liability for BTC Market, Technological System Failures or Customer Error. Customer acknowledges that Service Provider shall have no responsibility or liability for: (a) events or circumstances beyond the reasonable control of Service Provider, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any BTC market or system, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, acts of war, revolution, riots or terrorism or other similar Force Majeure (as hereinafter defined) events, in each case to the extent beyond the reasonable control of Service Provider; (b) any error by any Customer; (c) any error by any Mining Pool Provider; (d) the insolvency of, or acts or omissions by a BTC trading platform; (e) any error, or any loss, destruction, corruption or other inability to use or transfer the BTC caused by the applicable blockchain or any other technology used to implement or operate any BTC, or other circumstances beyond the reasonable control of Service Provider; (f) any delay or failure of any BTC issuer, the developer or operator of any technology used to implement or operate any BTC, or any broker, agent, intermediary, bank or other commercially prevalent BTC payment or clearing system to provide any information or services required in order to enable Service Provider’s performance hereunder; and (g) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction

6.             [Intentionally Omitted]

7.             SITE ACCESS.

7.1        Access. Only those persons specifically authorized by Service Provider in writing may access the Facility. All Customer representatives shall follow all applicable safety protocols and directions from Service Provider’s personnel while at the Facility. Customer shall be solely responsible for any damage or loss caused by Customer representative acting for or on its behalf while at the Facility.

7.2        Hazardous Conditions. If any hazardous conditions arise at, from, or materially affecting the Facility, whether caused by Customer or a third party, Service Provider is hereby authorized to immediately suspend the Services under this Agreement without subjecting Service Provider to any liability hereunder, and without constituting a Service Provider Default, and will provide notice to Customer of such suspension as soon as reasonably practicable.

8.             RELOCATION OF MINING UNITS; INTERFERENCE AND EMERGENCY

8.1       Relocation. Service Provider may reasonably require the relocation of some or all of Customer’s Mining Units within the Facility upon twenty (20) days’ prior written notice to Customer: provided, that the relocation site shall afford comparable environmental conditions for such Mining Units and comparable accessibility to the Mining Units. Notwithstanding the foregoing, Service Provider shall not arbitrarily or capriciously require Customer to relocate the Mining Equipment and no relocation may happen more than one every 365 days. If any Mining Units are relocated according to this Section, the reasonable costs of relocating such Mining Units and improving the Facility to which such Mining Units will be relocated shall be borne solely by Service Provider. Any relocation will be completed by Service Provider’s authorized staff.

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8.2       Interference. Customer shall not operate any Mining Unit in a manner that causes or may cause unacceptable interference to existing or prospective Service Provider customers, the Facility or Service Provider’s hosting operations. Service Provider may require Customer to alter, remove or relocate such Mining Unit at Customer’s sole cost and expense.

8.3       Emergency. In the event of an emergency, as determined in Service Provider’s reasonable discretion, Service Provider may rearrange, remove, or relocate any Customer Mining Unit without subjecting Service Provider to any liability hereunder, and without constituting a Service Provider Default. Notwithstanding the foregoing, in the case of emergency, Service Provider shall provide Customer, to the extent practicable, reasonable notice prior to rearranging, removing, or relocating Customer’s Mining Units.

9.             CUSTOMER RESPONSIBILITIES.

9.1       Compliance with Laws. Customer’s use of the Facility and the Mining Equipment located at the Facility must at all times conform to all applicable laws, rules and regulations, including those of any stock exchange or market (collectively, “Laws”).

9.2       Licenses and Permits. Customer shall be responsible for obtaining all licenses, permits, consents, and approvals from any federal, state or local government that may be required to possess, own, install or operate the Mining Equipment.

9.3       Customer’s Mining Units. Customer shall deliver its Mining Units to the Facility in good working order and suitable for use in the Facility. Customer shall be responsible for any and all costs associated with the troubleshooting and repair of Mining Units received in non-working condition. Service Provider is not responsible in any way for installation delays or loss of profits as a result of any Customer Mining Unit deemed not to be in good working order upon arrival at Facility.

9.4       Material Modifications of Mining Equipment. If Service Provider determines that one or more or the Customer’s Equipment has been modified, altered, overclocked or the firmware modified without Service Provider’s prior written approval (“Non-Compliant Equipment”), Service Provider reserves the right to immediately discontinue service to such Non-Compliant Equipment and/or invoice Customer for Service Provider’s incremental costs arising from or relating to such Non-Compliant Equipment. Customer reserves the right to dispute such incremental costs reasonably and in good faith.

9.5       Extreme Weather Instructions. Customer shall provide Service Provider with written instructions relating to powering down of its Mining Equipment in the event of extreme weather.

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9.6       Service Provider Discretion to Mitigate Danger. Customer agrees that Service Provider may in its sole discretion take whatever action reasonably necessary to mitigate dangers, including, but not limited to, to extreme weather or Force Majeure events, to preserve the safety of its employees and minimize damage to the Customer’s Mining Equipment and the Facility.

9.6       Representations. Each Party represents and warrants to the other Party that such Party (i) is properly constituted and organized, (ii) is duly authorized to conduct its business and to enter into and perform its obligations under this Agreement, and (iii) the execution and delivery of this Agreement and the performance of its duties hereunder does not violate the terms of any other agreement to which it is a party or by which it is bound.

9.7      Representations by Customer. Customer represents and warrants to Service Provider (and acknowledges that Service Provider is relying on such representations and warranties in connection with entering into this Agreement) that:

a).      Customer owns and has good title to the Mining Equipment; free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance, except as set forth in the Security Agreement, dated December 14, 2023 (the “Security Agreement” and together with loan agreement and other financing documents entered into in connection therewith, the “Loan Documents”) entered into between the Customer and JGB Collateral LLC, as administrative agent and collateral agent for the lenders referenced therein (the “Secured Parties”);

b).      Customer is not in default under the Loan Documents and the execution, delivery, and performance of this Agreement by Customer does not and will not conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, the Loan Documents or any other material contract to which Customer or any of its Affiliates is a party;

c).       Customer further represents and warrants that neither it nor any of its subsidiaries nor, to Customer’s knowledge, any director, officer, agent, employee or affiliate, or person acting on behalf of Customer or its subsidiaries, has violated or will violate any applicable anti-bribery or anti-corruption Law, including the U.S. Foreign Corrupt Practices Act, has violated or will violate any applicable money laundering Laws and Securities Laws, or is or will become subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Treasury Department. As used herein, “Securities Laws” means all applicable federal and state securities laws, rules and regulations, including the Securities Act of 1933; and

d).       there is no material outstanding litigation, arbitration or other disputed matters to which Customer is a Party which may have a material adverse effect upon the payment for the Services or the fulfilment of Customer’s responsibilities and obligations pursuant to this Agreement. Customer will inform Provider in the event that any material litigation, arbitration or other disputed matter occurs, or is reasonably likely to occur, which will have a material adverse effect upon the payment for the Services or the ability of the Customer to fulfill its obligations under this Agreement.

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10.           NOTICES. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

If to Customer:

Attn:

Email:

If to Service Provider:

Attn:

Email:

11.           INSURANCE

11.1       Customer expressly acknowledges and agrees that Service Provider is not an insurer and that the Mining Equipment is not covered by any insurance policy held by Service Provider. Customer is solely responsible for obtaining insurance coverage for its Mining Equipment. Customer will place and maintain all risk property damage insurance on a full replacement cost basis on the Mining Equipment throughout the Term of this Agreement. Customer agrees to look exclusively to Customer’s insurer to recover for injury or damage in the event of any loss or injury.

11.2       Each Party shall have commercial general liability insurance for both bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate. This insurance policy shall (i) be maintained by each Party throughout the Term of this Agreement, and (ii) waive any and all subrogation rights to name the other Party as an additional insured.

12.           WARRANTY AND DISCLAIMER.

CUSTOMER EXPRESSLY ACKNOWLEDGES THAT SERVICE PROVIDER HAS NOT INSPECTED OR CAUSED TO BE INSPECTED THE MINING EQUIPMENT AND/OR THE INDIVIDUAL MINING UNITS FOR ANY PATENT OR LATENT DEFECTS AND EXPRESSLY AGREES THAT SERVICE PROVIDER WOULD NOT BE ENTERING INTO THIS AGREEMENT.

SERVICE PROVIDER MAKES NO WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF SERVICES OR THE OPERATING TEMPERATURE OF THE FACILITY. THE SERVICES AND THE FACILITY ARE PROVIDED “AS IS.” SERVICE PROVIDER DOES NOT PROVIDE MECHANICAL COOLING OR BACKUP POWER AND THE FACILITY IS SUBJECT TO SWINGS IN LOCAL TEMPERATURE, WIND, HUMIDITY AND OTHER CONDITIONS. SERVICE PROVIDER MAKES NO WARRANTY WHATSOEVER, AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, WITH RESPECT TO SERVICES SUBJECT TO THIS AGREEMENT, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF NONINFRINGEMENT AND (D) WARRANTY AGAINST INTERFERENCE.

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CUSTOMER EXPRESSLY ACKNOWLEDGES AND AGREES THAT SERVICE PROVIDER DOES NOT WARRANT THAT: (A) THE SERVICES SHALL BE AVAILABLE 24/7 OR FREE FROM INTERRUPTION; (B) THE SERVICES WILL MEET CUSTOMER’S REQUIREMENTS OTHER THAN AS EXPRESSLY SET FORTH HEREIN; OR (C) THE SERVICES WILL PROVIDE ANY FUNCTION NOT EXPRESSLY DESIGNATED AND SET FORTH HEREIN.

13.           LIMITATIONS OF LIABILITY.

13.1       Customer expressly acknowledges and agrees that, in certain situations, the Services and the Mining Equipment’s functionality may be unavailable due to factors outside of Service Provider’s reasonable control. This includes, but is not limited to, Force Majeure, network failures, pool operator failures, denial of service attacks, currency network outages, hacking or malicious attacks on the crypto networks or exchanges, power outages, pandemics, or acts of God (“Excluded Events”).

13.2   NEITHER PARTY SHALL HAVE AN OBLIGATION, RESPONSIBILITY, OR LIABILITY FOR ANY OF THE FOLLOWING: (A) ANY INTERRUPTION OR DEFECTS IN THE MINING UNITS’ FUNCTIONALITY CAUSED BY ANY EXCLUDED EVENT; (B) ANY LOSS, DELETION, OR CORRUPTION OF DATA OR FILES WHATSOEVER; (C) ANY LOST REVENUE DURING OUTAGES OR FAILURES CAUSED BY AN EXCLUDED EVENT; (D) DAMAGES RESULTING FROM ANY ACTIONS OR INACTIONS OF A PARTY OR ANY THIRD PARTY NOT UNDER SUCH PARTY’S CONTROL EXCEPT TO THE EXTENT RESULTING FROM THE ACTIONS OR INACTIONS OF A PARTY; OR (E) DAMAGES RESULTING FROM ANY THIRD PARTY MINING EQUIPMENT.

13.3       EXCEPT FOR THE INDEMNITY OBLIGATIONS OF EACH PARTY, LIABILITIES RESULTING FROM A PARTY’S BREACH OF SECTION 15.14, GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT BUT SUBJECT TO SECTION 12, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY RESPECT, INCLUDING, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF MISTAKES, NEGLIGENCE, ACCIDENTS, ERRORS, OMISSIONS, INTERRUPTIONS, OR DEFECTS IN TRANSMISSION, OR DELAYS, INCLUDING, BUT NOT LIMITED TO, THOSE THAT MAY BE CAUSED BY REGULATORY OR JUDICIAL AUTHORITIES, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF A PARTY HEREUNDER. EACH PARTY’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNTS ACTUALLY RECEIVED BY SERVICE PROVIDER FROM CUSTOMER IN THE TWELVE (12) MONTHS PRIOR TO THE DATE OF THE EVENT GIVING RISE TO THE CLAIM.

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14.           INDEMNIFICATION.

Each Party shall indemnify, hold harmless and defend the other Party, its subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all direct and third-party liability, claim, judgment, loss, cost, expense or damage, including reasonable and documented attorneys’ fees and legal expenses, arising out of or relating to the breach of obligations or representations under this Agreement, or any injuries or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of a Party, its agents, representatives, employees, contractors and their employees and subcontractors and their employees. The indemnified Party shall not enter into any settlement or resolution with a third party under this Section without the indemnifying Party’s prior written consent, which shall not be unreasonably withheld or conditioned.

15.           MISCELLANEOUS.

15.1        Entire Agreement. This Agreement, including any documents referenced herein, constitutes the Parties’ entire understanding regarding its subject and supersedes all prior or contemporaneous communications, agreements and understanding between them relating thereto. Each Party acknowledges and agrees that it has not, and will not, rely upon any representations, understandings, or other agreements not specifically set forth in this Agreement. This Agreement shall not be superseded, modified or amended except by express written agreement of the Parties.

15.2       Waiver, Severability. The waiver of any breach or default hereunder does not constitute the waiver of any subsequent breach or default. If any provision of this Agreement is held to be illegal or unenforceable, it shall be deemed amended to conform to the applicable Laws, or, if it cannot be so amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall continue in full force and effect.

15.3       Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by Customer in whole or in part, without the prior written consent of the Service Provider at its sole discretion, including as set forth in Section 2.2. This Agreement shall be binding upon and inure to the benefit of the Parties, their legal representatives, successors, and permitted assigns.

15.4        Force Majeure. Neither Party shall be liable in any way for delay, failure in performance, loss or damage due to any of the following while such events are ongoing: fire, strike, embargo, explosion, power failure, flood, lightning, war, water, electrical storms, high winds, snow, ice, frost, fog, extreme temperatures, labor disputes, civil disturbances, governmental requirements, acts of civil or military authority, acts of God, acts of public enemies, inability to secure replacement parts or materials, transportation facilities, pandemics or other causes beyond its reasonable control, whether or not similar to the foregoing (“Force Majeure”).

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15.5        Governing Laws This Agreement will be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and performed entirely therein, and without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties; provided, however, that nothing in this Agreement shall limit or affect either Party’s (i) rights or remedies under applicable statutory law of the jurisdiction where the Mining Equipment is located or (ii) ability to assert such rights and seek such remedies in the state and federal courts of such jurisdiction.

15.6        Dispute Resolution Process. In the event that any claim, dispute, controversy, difference, disagreement or grievance under this Agreement (a “Dispute”), either Party shall have the right to invoke this dispute resolution process upon written notice to the other Party setting forth the particulars of the Dispute and the relief requested (a “Dispute Notice”). If the Parties are unable to resolve a Dispute within ten (10) days of the applicable Dispute Notice, each Party shall, within ten (10) days thereafter, appoint a senior management representative with full authority to resolve such Dispute. The Parties’ designated senior management representatives shall meet within the next thirty (30) days at mutually agreeable times and locations, in person or via video conferencing. If the Dispute remains unresolved at the end of such sixty (60) day period, either party may bring suit hereunder solely in the state or federal courts located in New York, New York. Each Party consents to the exclusive jurisdiction of such courts in connection with any Dispute hereunder, and waives any defense of forum inconveniens in connection therewith. EACH PARTY HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMISSABLE BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER PARY IN CONNECTION WITH THIS AGREEMENT.

15.7       Relationship of the Parties. The Parties agree that their relationship hereunder is in the nature of independent contractors. Neither Party shall be deemed to be the agent, partner, joint venturer or employee of the other, and neither shall have any authority to make any agreements or representations on the other’s behalf. Each Party shall be solely responsible for the payment of compensation, insurance and taxes of its own personnel, and such personnel are not entitled to the provisions of any employee benefits from the other Party. Neither Party shall have any authority to make any agreements or representations on the other’s behalf without the other’s prior written consent.

15.8        Intellectual Property. Nothing in this Agreement shall be deemed to grant to either Party any rights or licenses, by implication, estoppel or otherwise, to any of the other Party’s intellectual property. Neither Party shall contest or challenge, or assist any third party in contesting or challenging, the validity or enforceability of any of the other Party’s intellectual property.

15.9        Trademarks. Each Party is strictly prohibited from using any product or corporate name, designation, logo, trade name, trademark, service name or service mark associated with the other Party or its affiliates in any marketing materials, regulatory filing, financial statements, offering circular, prospectus or otherwise, without the prior written consent of the first Party, which may be withheld by the first Party in its sole and absolute discretion.

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15.10        No Exclusivity. This Agreement in no way establishes any exclusive arrangement between Customer and Service Provider. Each Party acknowledges and agrees that the other Party will be free to enter into agreements and other arrangements with any third parties, at any time, regarding any products or services.

15.11        Parties Are Sophisticated and Represented. No preference shall be given to one Party by virtue of the fact that such Party did not draft this Agreement. No bias shall be placed against the drafter. Each Party has been advised and offered the opportunity to seek legal counsel regarding this Agreement. To the extent either Party chose not to or to limit such, such Party hereby waives any later complaint that it lacked proper counsel or understanding.

15.12        Counterparts / Execution. This Agreement may be executed in counterparts, which together shall constitute a single instrument, and may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

15.13        Survival. The provisions contained in Sections 9, 10, 11, 12, 13, 14 and 15 shall survive the termination or expiration of this Agreement.

15.14        Confidentiality. The terms and conditions of this Agreement, the Services and the Monthly Service Fees (and any other related materials or information provided by Service Provider to Customer) are Service Provider’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. The personal data provided by Customer in the context of this Agreement (and any other related materials or information provided by Customer to Service Provider) that is not available in the public domain without a breach of this Agreement by Service Provider, are Customer’s confidential information, regardless of whether they are marked as confidential, proprietary or otherwise. The Parties shall (a) keep such confidential information strictly confidential in a manner that each Party protects its own confidential or proprietary information of a similar nature (and with no less than reasonable care); and (b) not disclose such confidential information to any third party other than each Party’s employees, officers, directors, lenders, consultants and financial or legal advisors that have a need to know such information and have agreed in writing to keep such information confidential and not disclose such confidential information. Notwithstanding the foregoing, either Party may disclose confidential information as required by applicable Laws or by order of a court of competent jurisdiction, provided that, in such event (i) such Party will provide the other Party with prompt written notice of such obligation so that the other Party has an opportunity to take legal action to prevent or limit the scope of such disclosure; and (ii) such Party will furnish only that portion of the other Party’s confidential information which the Party is advised by counsel is legally required and such Party will exercise commercially reasonable efforts to assisting the other Party in obtaining assurance that confidential treatment will be accorded to such confidential information. Service Provider and Customer each agree that a breach of this provision would result in irreparable harm for which monetary damages would be insufficient and that the non-breaching party will be entitled to seek equitable remedies in connection therewith in addition to all other remedies available at law or in equity.

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15.15        Third-Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything herein be construed to confer any rights, legal or equitable, in any person or entity other than the Parties hereto and their respective successors and permitted assigns.

15.16        Construction; Interpretation. Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular; masculine words include the feminine and neuter; “or” means “either or both” and shall not be construed as exclusive; “including” means “including but not limited to”; “any” and “all” shall not be construed as terms of limitation; and, a reference to a thing (including any right or other intangible asset) includes any part or the whole thereof. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation and construction of this Agreement, and this Agreement shall be construed as having been jointly drafted by the Parties. The titles and headings for particular paragraphs, Sections and Subsections of this Agreement have been inserted solely for reference purposes and shall not be used to interpret or construe the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set out above.

CUSTOMER:	SERVICE PROVIDER:

Sentinum, Inc.	Montana OP LLC

By:		By:
	Name:		Name:
	Title:		Title:

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EXHIBIT A

MINING EQUIPMENT CHART

The Mining Equipment specified in the chart below is provided by Customer to Service Provider for the delivery of the Mining Power. Customer is solely responsible for providing all ancillary equipment necessary to operate the Mining Equipment within the Service Provider’s facility, including any hashboards, controller boards, case assemblies, fans, power cables (as applicable) and power units for the Mining Equipment.

Customer is solely responsible for the shipping of Mining Equipment to and from Service Provider facility.

MINING EQUIPMENT CHART

Make/Model	No. of Units	Type
Bitmain	23	Antminer S19 Pro 88TH
Bitmain	435	Antminer S19 Pro 92TH
Bitmain	992	Antminer S19 Pro 96TH
Bitmain	1138	Antminer S19 Pro 100TH
Bitmain	26	Antminer S19 Pro 104TH
Bitmain	846	Antminer S19J Pro 92TH
Bitmain	1354	Antminer S19J Pro 96TH
Bitmain	1265	Antminer S19J Pro 100TH
Bitmain	721	Antminer S19J Pro 104TH

Total Number of Units	6800

The Parties have agreed to this schedule and/or amendments through their duly authorized officers as of the signatures and dates of this Agreement.

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